UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   January 3, 2013

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective January 3, 2013, H&R Block, Inc. (the “Company”) entered into an Agreement (the “Agreement”) with William C. Cobb, President and Chief Executive Officer of the Company, with respect to a stock option award, and the related grant agreement, that was intended to be granted to Mr. Cobb on June 30, 2011 (collectively, the “Original Stock Option”) under the 2003 Long-Term Executive Compensation Plan (the “2003 Plan”).  The Original Stock Option was included in the Summary Compensation Table and certain other executive compensation tables in the Company's Proxy Statement for the Annual Meeting of Shareholders held on September 13, 2012.

The purpose of the Agreement is to implement the corrective action described below to address an inadvertent error that occurred in 2011 when the Company included a number of shares in the Original Stock Option that exceeded the annual individual award limit as set forth in Section 6 of the 2003 Plan. Under the Agreement, the Company and Mr. Cobb agreed that the Original Stock Option has no force or effect after the date of the Agreement and is deemed ineffective under the terms of the 2003 Plan.  The corrective action also involved implementation of internal controls and procedures that are designed to prevent a recurrence of such an error in the future.

Under the Original Stock Option, Mr. Cobb had the option to purchase 694,445 shares of Company common stock at an exercise price of $16.04 per share.  In lieu of the Original Stock Option, the Agreement specifies that the Company will grant Mr. Cobb a new stock option award (the “New Stock Option”) and a new restricted share units award (the “New RSU Award,” and collectively the “New Awards”) under the 2013 Long Term Incentive Plan (the “2013 Plan”).  The number of shares of Company common stock covered by the New Awards in the aggregate equals the number of shares subject to the Original Stock Option.

The 112,475 shares of Company common stock subject to the New RSU Award have a value, based upon the closing price of the Company's common stock on the grant date, equal to the product of the number of shares subject to the Original Stock Option times the amount by which that closing price exceeded the $16.04 exercise price of the Original Stock Option.  As such, the New Awards ensure that gains attributable to future appreciation in the shares of Company common stock equal the amount that would have accrued to Mr. Cobb under the Original Stock Option, and that Mr. Cobb receives a New RSU Award with a value equivalent to the in-the-money value of the Original Stock Option as of the grant date of the New Stock Option.

Under the New Stock Option, Mr. Cobb has the option to purchase 581,970 shares of Company common stock at an exercise price of $19.14 per share, the closing price of the Company's common stock on the date of grant of the New Stock Option. The New Awards have the same expiration dates and vesting periods as the Original Stock Option, as permitted under the 2013 Plan.

The New RSU Award, to the extent then vested, will not be settled until the earlier of (i) Mr. Cobb's separation from service (or the first day of the seventh month following his separation from service if Mr. Cobb is a “specified employee” under Section 409A of the Internal Revenue Code at that time) or (ii) June 30, 2021.

In connection with the Agreement, the Company and Mr. Cobb entered into a Non-Qualified Stock Option Award Agreement and a Restricted Share Units Award Agreement, in each case under the 2013 Long-Term Incentive Plan.

The foregoing description of the Agreement, the corrective action thereunder, and the New Awards are each qualified in their entirety by reference to the Agreement, the Non-Qualified Stock Option Award Agreement and the Restricted Share Units Award Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Agreement, effective January 3, 2013, by and among the Company, H&R Block Management, LLC and William C. Cobb.
10.2	Non-Qualified Stock Option Award Agreement, effective January 3, 2013, by and between the Company and William C. Cobb.
10.3	Restricted Share Units Award Agreement, effective January 3, 2013, by and between the Company and William C. Cobb.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: January 4, 2013	By:/s/ Scott W. Andreasen
Scott W. Andreasen
Vice President and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement, effective January 3, 2013, by and among the Company, H&R Block Management, LLC and William C. Cobb.
10.2	Non-Qualified Stock Option Award Agreement, effective January 3, 2013, by and between the Company and William C. Cobb.
10.3	Restricted Share Units Award Agreement, effective January 3, 2013, by and between the Company and William C. Cobb.